Exhibit 99

FOR IMMEDIATE RELEASE
DATE: January 24, 2008

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FOURTH QUARTER and FULL YEAR 2007 EARNINGS

2007 YEAR AND FOURTH QUARTER HIGHLIGHTS

•	Net Income of $2,775,000 for the quarter ended December 31, 2007 increased 8.5% from the prior year quarter ended December 31, 2006

•	Diluted earnings per share of $0.42 for the quarter increased 10.5% from the prior year quarter

•	Non-interest income for 2007 increased 7.8% from the prior year

•	Non-interest expense for the quarter decreased 1.9% from the linked-quarter ended September 30, 2007 and 1.5% from the prior year quarter ended December 31, 2006.

Olympia, WA, HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) today reported net income for the year ended December 31, 2007 of $10,708,000 compared with $10,547,000 for the year ended December 31, 2006, an increase of 1.5%. Diluted earnings per share for year ended December 31, 2007 were $1.61 vs. $1.60 for the year ended December 31, 2006, an increase of 0.6%.

Net income for the fourth quarter ended December 31, 2007 was $2,775,000 compared to $2,558,000 for the fourth quarter in 2006, an increase of 8.5%. Diluted earnings per share for the quarter ended December 31, 2007 were $0.42 compared with $0.38 per diluted share for the quarter ended December 31, 2006, an increase of 10.5%.

For the year ended December 31, 2007, return on average equity decreased to 12.87% from last year’s 14.18%. For the year ended December 31, 2007, average equity increased by $8.8 million to $83.2 million. Return on average equity for the quarter ended December 31, 2007 increased to 12.87% from 12.77% for the same period last year. Average equity increased by $6.1 million over the prior year’s fourth quarter for a strong equity to assets ratio of 9.59%.

The net interest margin (net interest income divided by average earning assets) was 4.50% for the year ended December 31, 2007 compared to 4.83% for the year ended December 31, 2006. The net interest margin also was down for the quarter ended December 31, 2007 to 4.39% compared to 4.68% for the quarter ended December 31, 2006. Margin compression will continue to be a concern in 2008.

Total assets increased $33.2 million, or 3.9%, to $886.1 million at December 31, 2007 from the December 31, 2006 balance of $852.9 million and decreased $19.6 million, or 2.2%, from the September 30, 2007 balance of $905.7 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $29.3 million, or 4.0%, to $768.9 million at December 31, 2007 from $739.6 million at December 31, 2006 and decreased $23.1 million, or 2.9%, from the September 30, 2007 balance of $792.1 million. Deposits increased $50.4 million, or 6.9%, to $776.3 million at December 31, 2007 from $725.9 million at December 31, 2006 and decreased $9.4 million, or 1.2%, from the September 30, 2007 balance of $785.7 million.

The decreases in loan and deposit totals from the third quarter to the fourth quarter of 2007 related to specific decisions of management to better position the Company’s overall balance sheet. In the past several months, management has made conscious decisions to limit or reduce the construction loan portfolio, allowing the Company to exit, or choose not to originate, certain loans that had risk elements higher than considered prudent at this point in the credit cycle. Consequently, the decrease in loan totals enabled management to pursue less aggressive pricing of deposits resulting in some modest deposit runoff.

For the year ended December 31, 2007, net interest income before the provision for loan loss was $36,621,000 compared to $35,772,000 for the year ended December 31, 2006, an increase of 2.4%. For the quarter ended December 31, 2007 net interest income before the provision for loan loss was $9,144,000 versus $9,112,000 for the quarter ended December 31, 2006, an increase of 0.4%.

Noninterest income was $8,572,000 for the year ended December 31, 2007, compared to $7,954,000 for the same period in 2006, an increase of 7.8%. This increase was due substantially to growth in service charges on deposits and merchant visa income. Noninterest income was $2,119,000 for the quarter ended December 31, 2007 compared to $2,100,000 for the quarter ended December 31, 2006, an increase of 0.9%.

Noninterest expense for the year ended December 31, 2007 was $28,288,000 compared to $27,082,000 for 2006, an increase of 4.5%. Noninterest expense for the quarter ended December 31, 2007 was $6,898,000 compared to $7,001,000 for the quarter ended December 31, 2006, a decrease of 1.5%. The efficiency ratio increased to 62.59% for the year ended December 31, 2007 from 61.94% for the year ended December 31, 2006. The efficiency ratio decreased to 61.24% for the quarter ended December 31, 2007 from 62.44% for the quarter ended December 31, 2006. While linked quarter total non-interest expense declined as a result of management’s focus on reducing overall expense, the efficiency ratio actually increased slightly. This is primarily a result of the net interest margin compressing at a faster rate than the improvement in non-interest expense.

Asset quality remains strong. Nonperforming assets at December 31, 2007 were $1,190,000, or 0.13% of total assets, a decrease from $3,032,000, or 0.36% of total assets at December 31, 2006 and an increase from the $586,000, or 0.06% of total assets as of September 30, 2007. Loan loss reserves as a percent of total loans declined to 1.33% at December 31, 2007 from 1.35% at December 31, 2006. The Company had net charge offs of $542,000 for the full year 2007 versus net recoveries of $139,000 for the full year 2006. For the fourth quarter of 2007 the Company had net charge offs of $90,000 up from $34,000 for the fourth quarter of 2006. Other real estate assets owned were $169,000 as of December 31, 2007 down from $225,000 as of December 31, 2006. The nonperforming assets to total assets ratio of 0.13% at December 31, 2007 is 51 basis points below the September 30, 2007 average ratio of 0.64% for West Coast publicly traded commercial banks, as monitored by D.A. Davidson and Company.

Mr. Vance stated, “We are pleased with our overall results for the 4th quarter and the year ending 2007. Specific areas of noteworthy performance would include quarter over quarter diluted earnings per share increase of 10.5%, continuing successes in reducing our non-interest expense levels and our strong credit quality.”

“While we showed modest year over year loan growth of 4%, our linked quarter loan balances actually decreased 3%. This was due in part to a conscious effort to better position our balance sheet for a more difficult economic climate we see coming in 2008. We cannot predict with any certainty what lies ahead, but we believe it is probable there will be increasing weakness in our local housing industry, especially with residential construction loans. We also believe interest rates will continue to ease in 2008. While lower interest rates will be a positive development for many consumers and businesses, it will likely cause downward pressure to our net interest margin for at least the first 6 months of 2008.”

Mr. Vance added, “The year 2008 is shaping up to be a very challenging year. However, we believe it is important to continue to focus on the fundamental community-banking concepts of meeting the needs of our customers and shareholders to the best of our ability without compromising our asset quality.”

“Continuing to diligently manage credit quality in what we believe will be difficult economic conditions remains our primary focus. Consequently, we expect loan growth for 2008 to be modest. We will also continue to focus on managing our non-interest expense levels. However, with limited top line revenue growth, our efficiency ratio is not likely to improve as much as we would like.”

On December 18, 2007, the Company’s Board of Directors declared a regular quarterly dividend of 21.0 cents per share payable on January 30, 2008 to shareholders of record on January 15, 2008. This is the 40th consecutive quarterly dividend to be paid.

The Company has scheduled a telephone conference call on January 25, 2008 at 10:00 a.m. Pacific Time to discuss this earnings release. To access the call, please dial (877) 209-0397 a few minutes prior to 10:00 a.m. Pacific Time. The call will be available for replay for ten days by dialing (800) 475-6701— access code 906083.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the South Puget Sound region of Washington through its fourteen full service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	December 31, 2007	September 30, 2007	December 31, 2006
Loans held for sale	447	—	—
Loans receivable	$779,319	$802,285	$749,701
Allowance for loan losses	(10,374)	(10,224)	(10,105)

Net loans	768,945	792,061	739,596
Investment securities and interest earning deposits	45,612	40,582	45,700
Goodwill	13,514	13,608	13,661
Other assets	57,537	59,441	53,936

Total assets	$886,055	$905,692	$852,893

Deposits	$776,280	$785,667	$725,921
Borrowings	16,941	27,942	40,538
Other liabilities	7,867	8,826	7,795
Stockholders’ equity	84,967	83,257	78,639

Total liabilities and equity	$886,055	$905,692	$852,893

Other Data
At year end:
Nonaccrual loans	$1,021	$586	$2,807
Real estate and other assets owned	169	—	225

Nonperforming assets	$1,190	$586	$3,032
Allowance for loan losses to:
Loans	1.33%	1.27%	1.35%
Nonperforming loans	1016.06%	1745.68%	360.05%
Nonperforming assets to total assets	0.13%	0.06%	0.36%
Equity to assets ratio	9.59%	9.19%	9.22%
Book value per share	$12.79	$12.54	$11.99
Tangible book value per share	$10.76	$10.49	$9.91

	Quarter Ended
	December 31, 2007	September 30, 2007	December 31, 2006
AVERAGE BALANCES
Average assets	$883,948	$893,165	$829,660
Average earning assets	825,720	834,821	772,099
Average total loans	791,685	799,934	732,183
Average deposits	779,087	770,878	732,043
Average equity	85,555	83,827	79,467
Average tangible equity	71,982	65,850	65,850

	Year to Date Ended
	December 31, 2007	December 31, 2006
Average assets	$872,667	$795,219
Average earning assets	814,413	740,525
Average total loans	780,509	701,724
Average deposits	755,252	691,002
Average equity	83,175	74,395
Average tangible equity	69,553	63,620

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Quarter Ended December 31, 2007	Quarter Ended September 30, 2007	Three Month % Change	Quarter Ended December 31, 2006	Year Over Year % Change
Interest income	$15,572	$16,268	-4.3%	$14,773	5.4%
Interest expense	6,428	6,790	-5.3%	5,661	13.6%

Net interest income	9,144	9,478	-3.5%	9,112	0.4%
Provision for loan losses	240	210	14.3%	240	0.0%
Noninterest income	2,119	2,191	-3.3%	2,100	0.9%
Noninterest expense	6,898	7,028	-1.9%	7,001	-1.5%

Income before income taxes	4,125	4,431	-6.9%	3,971	3.9%
Federal income tax	1,350	1,498	-9.9%	1,413	-4.5%

Net income	$2,775	$2,933	-5.4%	$2,558	8.5%

Earnings per share:
Basic	$0.42	$0.45	-6.7%	$0.39	7.7%
Diluted	$0.42	$0.44	-4.5%	$0.38	10.5%

Performance Ratios (1):
Net interest margin	4.39%	4.50%		4.68%
Efficiency ratio (2)	61.24%	60.23%		62.44%
Return on average assets	1.25%	1.30%		1.22%
Return on average equity	12.87%	13.88%		12.77%

Weighted Average Common Shares Outstanding:
Basic	6,575,116	6,576,399		6,489,787
Diluted	6,648,691	6,674,620		6,674,638

(1)	Ratios are calculated on an annualized basis.

(2)	Noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income.

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Year Ended
	December 31, 2007	December 31, 2006	% Change
Income Statement
Interest income	$62,391	$55,237	13.0%
Interest expense	25,770	19,465	32.4%

Net interest income	36,621	35,772	2.4%
Provision for loan losses	810	720	12.5%
Noninterest income	8,572	7,954	7.8%
Noninterest expense	28,288	27,082	4.5%

Income before income taxes	16,095	15,924	1.1%
Federal income tax	5,387	5,377	0.2%

Net income	$10,708	$10,547	1.5%

Earnings per share:
Basic	$1.63	$1.65	-1.2%
Diluted	$1.61	$1.60	0.6%
Performance Ratios:
Net interest margin	4.50%	4.83%
Efficiency ratio (1)	62.59%	61.94%
Return on average assets	1.23%	1.33%
Return on average equity	12.87%	14.18%
Weighted Average Common Shares Outstanding:
Basic	6,558,448	6,375,059
Diluted	6,670,422	6,589,381

(1)	Noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income.